                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 1)*


                                Modem Media, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    60753310
-------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/ /      Rule 13d-1(b)

/ /      Rule 13d-1(c)

/X/      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G
--------------------------------------------------------------------------------
CUSIP NO.     60753310                                      PAGE   2 OF 8 PAGES
          ------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     True North Communications Inc.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                             (b) / /
--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware Corporation

--------------------------------------------------------------------------------

        NUMBER OF                5      SOLE VOTING POWER
         SHARES                         11,103,305 shares of Common Stock
      BENEFICIALLY              --------------------------------------------
        OWNED BY                 6      SHARED VOTING POWER
          EACH
        REPORTING                -------------------------------------------
         PERSON                  7      SOLE DISPOSITIVE POWER
          WITH                          11,103,305 shares of Common Stock
                                 -------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     11,103,305 shares of Common Stock

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     44.6% of the Common Stock

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
                            CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
--------------------------------------------------------------------------------
CUSIP NO.     60753310                                      PAGE   3 OF 8 PAGES
          ------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     FCB Worldwide, Inc.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                             (b) / /
--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware Corporation

--------------------------------------------------------------------------------

        NUMBER OF                5      SOLE VOTING POWER
         SHARES                         906,296 shares of Common Stock
      BENEFICIALLY              --------------------------------------------
        OWNED BY                 6      SHARED VOTING POWER
          EACH
        REPORTING                -------------------------------------------
         PERSON                  7      SOLE DISPOSITIVE POWER
          WITH                          906,296 shares of Common Stock
                                 -------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     906,296 shares of Common Stock

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.6% of the Common Stock

--------------------------------------------------------------------------------

12     TYPE OF REPORTING PERSON*
                            CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
--------------------------------------------------------------------------------
CUSIP NO.     60753310                                      PAGE   4 OF 8 PAGES
          ------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     R/GA Media Group, Inc.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                             (b) / /
--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware Corporation

--------------------------------------------------------------------------------

        NUMBER OF                5      SOLE VOTING POWER
         SHARES                         927,124 shares of Common Stock
      BENEFICIALLY              --------------------------------------------
        OWNED BY                 6      SHARED VOTING POWER
          EACH
        REPORTING                -------------------------------------------
         PERSON                  7      SOLE DISPOSITIVE POWER
          WITH                          927,124 shares of Common Stock
                                 -------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     927,124 shares of Common Stock

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     3.7% of the Common Stock

--------------------------------------------------------------------------------

12     TYPE OF REPORTING PERSON*
                            CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G
--------------------------------------------------------------------------------
CUSIP NO.     60753310                                      PAGE   5 OF 8 PAGES
          ------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     TN Technologies Inc.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                             (b) / /
--------------------------------------------------------------------------------

 3   SEC USE ONLY

--------------------------------------------------------------------------------

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware corporation

--------------------------------------------------------------------------------

        NUMBER OF                5      SOLE VOTING POWER
         SHARES                         7,844,798 shares of Common Stock
      BENEFICIALLY              --------------------------------------------
        OWNED BY                 6      SHARED VOTING POWER
          EACH
        REPORTING                -------------------------------------------
         PERSON                  7      SOLE DISPOSITIVE POWER
          WITH                          7,844,798 shares of Common Stock
                                 -------------------------------------------
                                 8      SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,844,798 shares of Common Stock

--------------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     31.5% of the Common Stock

--------------------------------------------------------------------------------

12     TYPE OF REPORTING PERSON*
                            CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Schedule 13G
Issuer: Modem Media, Inc.
Page 6 of 8


ITEM 1.   (a)      NAME OF ISSUER:
                   --------------

                   Modem Media, Inc.

          (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                   -----------------------------------------------

                   230 East Avenue
                   Norwalk, Connecticut  06855


ITEM 2.   (a)      NAME OF PERSONS FILING:
                   -----------------------

                   True North Communications Inc.
                   FCB Worldwide, Inc.
                   R/GA Media Group, Inc.
                   TN Technologies Inc.

                   FCB Worldwide, Inc. and TN Technologies Inc. are direct or indirect wholly owned subsidiaries of True North Communications Inc. R/GA Media Group, Inc. is a subsidiary of True North Communications Inc.

          (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                   ------------------------------------

                   PERSON FILING                      ADDRESS
                   -------------                      -------
                   All persons filing                 101 East Erie St.
                                                      Chicago, IL  60611

          (c)      CITIZENSHIP:
                   ------------

                   True North Communications Inc.     -a Delaware corporation
                   FCB Worldwide, Inc.                -a Delaware corporation
                   R/GA Media Group, Inc.             -a Delaware corporation
                   TN Technologies Inc.               -a Delaware corporation

          (d)      TITLE OF CLASS OF SECURITIES:
                   -----------------------------

                   Common Stock

          (e)      CUSIP NUMBER:
                   -------------

                   60753310



ITEM 3.   (a) - (j)

          This statement is being filed pursuant to Rule 13d-1(d).



ITEM 4.   OWNERSHIP:
          ----------

          (a)      AMOUNT BENEFICIALLY OWNED AS OF DECEMBER 31, 2000:
                   --------------------------------------------------

                   See cover page, item 9

          (b)      PERCENT OF CLASS:
                   -----------------

                   See cover page, item 11

Schedule 13G
Issuer: Modem Media, Inc.
Page 7 of 8


          (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                   ---------------------------------------------

                   (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                   See cover page, item 5

                   (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                   See cover page, item 6

                   (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                   See cover page, item 7

                   (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                   See cover page, item 8

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          ---------------------------------------------

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
          ----------------------------------------------------------------

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
          COMPANY:


          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ----------------------------------------------------------

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not Applicable

ITEM 10.  CERTIFICATION:

          Not Applicable

Schedule 13G
Issuer: Modem Media, Inc.
Page 8 of 8


                                   SIGNATURES

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 2001

                                  TRUE NORTH COMMUNICATIONS INC.


                                  By:     /s/ Dale Perona
                                  ---------------------------------------------
                                  Name:  Dale Perona
                                  Title:  Senior Vice President



                                  FCB WORLDWIDE, INC.


                                  By:    /s/ Dale Perona
                                  ----------------------------------------------
                                  Name:  Dale Perona
                                  Title:  Vice President



                                  R/GA MEDIA GROUP, INC.


                                  By:  /s/ Dale Perona
                                  ----------------------------------------------
                                  Name:  Dale Perona
                                  Title:  Vice President



                                  TN TECHNOLOGIES INC.


                                  By:  /s/ Dale Perona
                                  ----------------------------------------------
                                  Name:  Dale Perona
                                  Title:  President

                                    FORM 13G


                                  EXHIBIT INDEX



EXHIBIT NO.   EXHIBIT
-----------   -------

  99.1 Agreement Pursuant to Rule 13d-1(k)(1)(iii) (incorporated by reference to Exhibit 99.1 to the initial filing of this Schedule 13G on February 11, 2000)

                                    FORM 13G


                                  EXHIBIT INDEX

EXHIBIT NO.   EXHIBIT
-----------   -------
  99.1         Agreement Pursuant to Rule 13d-1(k)(1)(iii) (incorporated by reference to Exhibit 99.1 to the initial filing of this Schedule
               13G on February 11, 2000)